Exhibit 99.1

Contacts:	Thomas F. Kirk	(512) 777-3800
	George E. McHenry	(512) 777-3800
	Thomas C. Hofmeister	(512) 777-3800

News Release

Hanger Orthopedic Group, Inc. Announces Completion of the Amendment to Its Credit Agreement
Which Includes Repricing of Its $300 Million Term Loan

Austin, Texas, March 14, 2011 Hanger Orthopedic Group, Inc. (NYSE: HGR) announced today that it has amended its existing Credit Agreement to lower the applicable interest rates and modify certain other covenants. The Amendment (i) reduces the interest rate margin applicable to the term loan under the Credit Agreement by 0.75% to 3.00% and (ii) reduces the LIBOR  floor applicable to the term loan under the Credit Agreement from 1.50% to 1.00%. The Company incurred approximately $4.1 million in fees and expense in connection with the amendment, including a 1.0% prepayment premium of $3.0 million and approximately $1.1 million of advisor and professional fees.  The amendment also provides the Company with additional flexibility with regard to certain other covenants.  “We are pleased to have completed this amendment that will not only result in annual interest savings, but also provide us with additional flexibility,” said George McHenry, Hanger’s Chief Financial Officer.

About Hanger — Hanger Orthopedic Group, Inc., headquartered in Austin, Texas, is the world’s premier provider for services and products that enhance human physical capability. Hanger provides orthotic and prosthetic patient care services, distributes O&P devices and components and provides therapeutic solutions to the broader post acute market.  Hanger is the largest owner and operator of orthotic and prosthetic patient care centers with in excess of 675 O&P patient care centers located in 45 states and the District of Columbia.  Hanger, through its subsidiary Southern Prosthetic Supply, Inc, is also the largest distributor of branded and private label O&P devices and components in the United States.  Hanger provides therapeutic solutions through its subsidiaries Innovative Neurotronics and Accelerated Care Plus.  Innovative Neurotronics introduces emerging neuromuscular technologies developed through independent research in a collaborative effort with industry suppliers worldwide.  Accelerated Care Plus is a developer of specialized rehabilitation technologies and the nation’s leading provider of evidence-based clinical programs for post-acute rehabilitation serving more than 4,000 long-term care facilities and other sub-acute rehabilitation providers throughout the U.S.  For more information on Hanger, visit www.hanger.com.

This document contains forward-looking statements relating to the Company’s results of operations.  The United States Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements.  Statements relating to future results of operations in this document reflect the current views of management.  However, various risks, uncertainties and contingencies could cause actual results or performance to differ materially from those expressed in, or implied by, these statements, including the Company’s ability to enter into and derive benefits from managed care contracts, the demand for the Company’s orthotic and prosthetic services and products and the other factors identified in the Company’s periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934.  The Company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.